Exhibit 99.1

Tenneco Reports First Quarter Financial Results

LAKE FOREST, Ill.--(BUSINESS WIRE)--April 30, 2009--Tenneco Inc. (NYSE:TEN):

  Global OE production declines and stronger U.S. dollar impacted revenue and EBIT results
  Focus on working capital improvements reflected in solid cash flow performance
  Cost reduction and cash generation actions helped offset negative production environment
  Gross margin sequential improvement over 4Q 2008; strongest gross margin performance since 2Q 2008

Tenneco Inc. (NYSE:TEN) reported a first quarter net loss of $49 million, or $1.05 per diluted share, compared with net income of $6 million, or 13-cents per diluted share in first quarter 2008. Adjusted for the items below, the net loss was $29 million, or 61-cents per diluted share, compared with adjusted net income of $10 million, or 20-cents per diluted share a year ago. The tables in this press release reconcile GAAP results to non-GAAP results.

EBIT (earnings before interest, taxes and noncontrolling interests) was a loss of $13 million, versus EBIT of $39 million the previous year. Adjusted EBIT was a loss of $10 million, versus adjusted EBIT of $43 million a year ago. EBIT was negatively impacted by significantly lower OE production volumes worldwide and manufacturing fixed cost absorption related to those volume declines, which together reduced EBIT by $100 million in the quarter. EBIT was also negatively impacted by $13 million related to unfavorable currency exchange rates compared to a year ago.

The company partially offset the negative EBIT drivers with lower SGA&E spending, execution on restructuring actions, manufacturing efficiency improvements and customer recoveries.

EBITDA including noncontrolling interests (EBIT before depreciation and amortization) was $39 million compared with EBITDA of $94 million in first quarter 2008. Adjusted EBITDA including noncontrolling interests was $41 million, versus $98 million the prior year.

“This was a very challenging quarter as production volumes continued to decline to extremely low levels with no region of the world unaffected,” said Gregg Sherrill, chairman and CEO, Tenneco. “However, restructuring actions and our employees’ concerted efforts to aggressively reduce costs and generate cash were instrumental in helping to offset the impact of this severe industry downturn.”

Adjusted first quarter 2009 and 2008 results:

	Q1 2009				Q1 2008
	EBITDA	EBIT	Net loss attributable to Tenneco Inc.	Per Share	EBITDA	EBIT	Net income attributable to Tenneco Inc.	Per Share
Earnings Measures	$ 39	$ (13)	$ (49)	$ (1.05)	$ 94	$ 39	$ 6	$ 0.13

Adjustments (reflects non-GAAP measures):
Restructuring and restructuring related expenses	2	3	2	0.05	4	4	3	0.06
Net tax adjustments	-	-	18	0.39	-	-	1	0.01

Non-GAAP earnings measures	$ 41	$ (10)	$ (29)	$ (0.61)	$ 98	$ 43	$ 10	$ 0.20

First quarter 2009 adjustments:

  Restructuring and restructuring related expenses of $3 million pre-tax, or 5-cents per diluted share;
  Non-cash tax charges of $18 million, or 39-cents per diluted share, primarily related to the impact of not benefiting tax losses in the U.S. and certain foreign jurisdictions.

First quarter 2008 adjustments:

  Restructuring and restructuring related expenses of $4 million pre-tax, or 6-cents per diluted share;
  Non-cash tax adjustments of $1 million, or 1-cent per diluted share, mostly for changes in the company’s estimates for tax matters subject to audit.

First quarter revenue was $967 million, down 38% from $1.560 billion a year ago. The impact of unfavorable currency in the quarter was $175 million. Excluding the currency impact and substrate sales, revenue was $928 million, down 18% from $1.139 billion in first quarter 2008. The decline was due to lower year-over-year OE production volumes in every region.

Tenneco’s cash performance was solid in spite of a production climate that reduced EBITDA including noncontrolling interests by $55 million compared to a year ago, and despite a $45 million year-over-year reduction in cash flow from the sale of receivables. The company used $81 million in cash from operations in the quarter, compared with a use of $64 million in first quarter 2008. Inventory reductions and accounts receivable were the strongest drivers. Cash flow from accounts receivable improved year-over-year by $33 million. Additionally, a tight focus on controlling inventories generated a $77 million year-over-year improvement in cash flow this quarter. Cash flow from inventories was $34 million versus a use of $43 million in cash a year ago.

Tenneco’s efforts to conserve cash while continuing to invest in technology, capabilities and assets for future growth resulted in capital spending in the quarter of $25 million, a 52% decrease from $52 million in first quarter 2008.

“We are very pleased with our cash performance given the headwinds we faced this quarter,” said Sherrill. “We are executing on our cost reduction and cash management plans and managing liquidity through working capital improvements, significantly reducing capital expenditures and eliminating discretionary spending.”

At March 31, 2009, the company’s leverage ratio under its senior credit facility was 4.72, below the maximum level of 5.50. The interest coverage ratio was 2.91, above the minimum of 2.25. Tenneco amended its senior secured credit facility in the quarter in response to difficult industry conditions globally. The amended facility adjusts the debt covenant ratios through 2011. At the end of the quarter, Tenneco had an EBITDA cushion of $45 million and a debt cushion of $248 million against its tightest covenant.

At quarter-end, total debt was $1.587 billion, versus $1.463 billion the prior year. Cash balances were $113 million versus $161 million a year ago. Debt net of cash balances was $1.474 billion, compared with $1.302 billion at the end of first quarter 2008. Tenneco completed the quarter with $270 million in unused borrowing capacity under its $680 million revolving credit facility. At December 31, 2008, total debt was $1.451 billion; cash balances were $126 million and debt net of cash balances was $1.325 billion.

Gross margin as a percent of sales in the quarter was 14.5%, compared with 15.0% a year ago. The company minimized the negative impact from lower production volumes, manufacturing fixed cost absorption and unfavorable currency with cost reduction actions, customer recoveries and manufacturing efficiencies. Gross margin in the quarter included $2 million in restructuring costs and first quarter 2008 gross margin included $3 million in restructuring costs. In addition, this quarter’s gross margin performance was a sequential improvement over fourth quarter 2008 – despite 20% lower sales - and represents the strongest gross margin performance since second quarter 2008, reflecting the effectiveness of the company’s restructuring and operational cost reduction actions globally.

Tenneco’s aggressive cost reduction efforts – including restructuring, employee furloughs and customer engineering cost recoveries - lowered SGA&E (sales, general, administrative and engineering) expense in the quarter to $99 million from $141 million a year ago. SGA&E as a percent of sales increased to 10.2% from 9.0% due to lower year-over-year revenues.

NORTH AMERICA

  OE revenue was $333 million, down 39% year-over-year from $550 million, driven by lower OE production volumes. Excluding currency and substrate sales, revenue declined 32% to $225 million from $333 million. Industry light vehicle production was down 51%. Industry Class 8 commercial vehicle production was down 42% and industry Class 5-7 commercial vehicle production was down 47% from a year ago.
  Aftermarket revenue was $136 million, an increase from $133 million a year ago. Excluding the impact of negative currency, revenue was $139 million.
  EBIT for North America operations was $4 million, versus $9 million a year ago.
  First quarter 2009 EBIT included $2 million in restructuring and restructuring related expenses and first quarter 2008 included $1 million in restructuring and restructuring related expenses.

  The benefits to EBIT from lower SGA&E spending, restructuring savings, improved aftermarket pricing, new platform launches and customer recoveries partially offset lower OE production volumes and related manufacturing fixed cost absorption, which together had the most significant negative impact on EBIT. To a lesser extent, EBIT was also impacted by unfavorable currency.

EUROPE, SOUTH AMERICA AND INDIA

  Europe OE revenue was $278 million, a 50% decline from $555 million a year ago, due to significantly lower OE production volumes. Excluding the impact of currency and substrate sales, revenue was down 19% to $323 million from $400 million. Industry light vehicle production fell 48% year-over-year.
  Europe aftermarket revenue was $60 million, a 31% decline from $87 million a year ago, driven by sales declines in both product lines and the negative impact of currency. Excluding currency, revenue declined 13% to $75 million from $87 million a year ago.
  South America and India revenue was $68 million, a 29% decrease from $94 million in first quarter 2008, primarily driven by the impact of currency and substrate sales. Excluding currency and substrate sales, revenue was $80 million, even with a year ago. Lower production volumes in Brazil and Argentina were offset by improved pricing.
  EBIT for Europe, South America and India was a loss of $17 million, compared with earnings of $25 million in first quarter 2008. Adjusted for the items below, EBIT was a loss of $16 million, versus earnings of $28 million a year ago.
  First quarter 2009 EBIT included $1 million in restructuring and restructuring related expenses. First quarter 2008 EBIT included $3 million in restructuring and restructuring related expenses.
  The benefits to EBIT from reduced SGA&E spending, restructuring savings, improved aftermarket pricing and new OE platform launches were more than offset by significantly lower OE production volumes and related manufacturing fixed cost absorption, which together had the greatest negative impact on EBIT. EBIT was also negatively impacted by unfavorable currency in the quarter.

ASIA PACIFIC

  Asia revenue was $67 million, a 25% decline from $90 million a year ago, driven by a decline in China OE production volumes on key platforms. Excluding substrates sales and currency, revenue was $48 million, down 22% from $62 million in first quarter 2008.
  Australia revenue was $25 million, a 52% decline from $51 million the prior year. Excluding unfavorable currency and substrate sales, revenue was $38 million, down 15% from $44 million. The decline was driven by sharply falling industry production volumes in the quarter, which were down 38% year-over-year as customers adjusted production to declining sales.
  Asia Pacific EBIT was breakeven, compared with earnings of $5 million a year ago, driven by lower production volumes in China and Australia and related manufacturing fixed cost absorption, partially offset by cost reductions and improved efficiency.

OUTLOOK

Tenneco reiterated that cash generation and strict cost management remain its top near-term priorities in response to the global economic crisis. In addition to the cash and cost containment actions announced during the second half of 2008 and earlier this year, Tenneco also initiated plans globally to temporarily lower its salary costs for salaried employees by at least 10%, beginning April 1, 2009 to help counter the ongoing impact of low production volumes. These plans are being tailored to each of its markets and include salary cuts and work hour reduction programs. Executives at the most senior levels have taken larger salary reductions.

“As an organization, we are committed to taking the actions necessary to withstand this crisis and keep the company positioned and prepared to capitalize on an eventual recovery,” Sherrill said. “Despite current conditions, we continue to make targeted investments in technologies and the capabilities required to support upcoming customer launches, including regulatory driven emission control business for light and commercial vehicles that begin production as early as the end of 2009.”

Attachment 1:

Statements of Income – 3 Months

Balance Sheets

Statements of Cash Flows – 3 Months

Attachment 2:

Reconciliation of GAAP Net Income to EBITDA – 3 Months

Reconciliation of GAAP to Non-GAAP Earnings Measures – 3 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – 3 Months

CONFERENCE CALL

The company will host a conference call on Thursday, April 30, 2009 at 10:30 a.m. EDT. The dial-in number is 800-369-3341 (domestic) or 517-308-9211 (international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on April 30, 2009 through May 30, 2009. To access this recording, dial 866-501-7040 (domestic) or 203-369-1843 (international). The purpose of the call is to discuss the company’s operations for the quarter, as well as other matters that may impact the company’s outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

Tenneco is a $5.9 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

This press release contains forward-looking statements. Words such as “hopes,” “may,” “expects,” “anticipate,” “will,” and “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products such as recent and significant production cuts by automotive manufacturers in response to difficult economic conditions;

(ii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iii) increases in the costs of raw materials, including the company’s ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(iv) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(v) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vi) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(vii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(viii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets particularly in light of the current global financial and liquidity crisis, and the credit ratings of the company’s debt;

(ix) the recent volatility in the credit markets, the losses which may be sustained by our lenders due to their lending and other financial relationships and the general instability of financial institutions due to a weakening economy;

(x) the cost and outcome of existing and any future legal proceedings, and the impact of changes in and compliance with laws and regulations, including environmental laws and regulations and the adoption of the current mandated timelines for worldwide emissions regulations;

(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2008.

			ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF INCOME (LOSS)
Unaudited
THREE MONTHS ENDED MARCH 31,
(Millions except per share amounts)

	2009		2008
Net sales and operating revenues	$ 967		$ 1,560

Costs and expenses
Cost of sales (exclusive of depreciation shown below)	827	(a)	1,326	(c)
Engineering, research and development	21		36
Selling, general and administrative	78		105	(c)
Depreciation and amortization of other intangibles	52	(a)	55
Total costs and expenses	978		1,522

Loss on sale of receivables	(2)		(2)
Other income (expense)	-		3
Total other income (expense)	(2)		1

Income (loss) before interest expense, income taxes,
and noncontrolling ownership interests
North America	4	(a)	9	(c)
Europe, South America & India	(17)	(a)	25	(c)
Asia Pacific	-		5
	(13)		39
Less:
Interest expense (net of interest capitalized)	31		25
Income tax expense	3	(b)	5	(d)
Net income (loss)	(47)		9

Less: Net income attributable to noncontrolling interests	2		3
Net income (loss) attributable to Tenneco Inc.	$ (49)		$ 6

Average common shares outstanding:
Basic	46.7		46.3
Diluted	46.7		47.7

Earnings (Loss) per share of common stock:
Basic	$ (1.05)		$ 0.14
Diluted	$ (1.05)		$ 0.13

(a) Includes restructuring and restructuring related charges of $3 million pre-tax, $2 million after tax or $0.05 per diluted share. Of the adjustment $2 million is recorded in cost of sales and $1 million is recorded in depreciation. Geographically, $2 million is recorded in North America and $1 million in Europe, South America and India.
(b) Includes tax charges of $18 million or $0.39 per diluted share primarily related to the impact of not benefiting tax losses in the U.S. and certain foreign jurisdictions.
(c) Includes restructuring and restructuring related charges of $4 million pre-tax, $3 million after tax or $0.06 per share. Of the adjustment $3 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $1 million is recorded in North America and $3 million in Europe, South America and India.
(d) Includes a $1 million or $0.01 per share tax charge to increase the reserve for changes in the company's estimates for tax matters subject to audit.

				ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEETS
(Unaudited)
(Millions)

		March 31, 2009		December 31, 2008

Assets

	Cash and cash equivalents	$ 113		$ 126

	Receivables, net	610	(a)	574	(a)

	Inventories	465		513

	Other current assets	125		125

	Investments and other assets	337		345

	Plant, property, and equipment, net	1,092		1,145

	Total assets	$ 2,742		$ 2,828

Liabilities and Shareholders' Equity

	Short-term debt	$ 61		$ 49

	Accounts payable	663		790

	Accrued taxes	29		30

	Accrued interest	32		22

	Other current liabilities	256		266

	Long-term debt	1,526	(b)	1,402	(b)

	Deferred income taxes	51		51

	Deferred credits and other liabilities	428		438

	Total shareholders' equity	(304)		(220)

	Total liabilities and shareholders' equity	$ 2,742		$ 2,828

		March 31, 2009		December 31, 2008
(a)	Accounts Receivables net of:
	Accounts receivables securitization programs	$ 148		$ 179

		March 31, 2009		December 31, 2008
(b)	Long term debt composed of:
	Borrowings against revolving credit facilities	$ 363		$ 239
	Term loan A (Due 2012)	150		150
	10.25% senior notes (Due 2013)	250		250
	8.625% subordinated notes (Due 2014)	500		500
	8.125% senior notes (Due 2015)	250		250
	Other long term debt	13		13

		$ 1,526		$ 1,402

	ATTACHMENT 1
Tenneco Inc. and Consolidated Subsidiaries
Statements of Cash Flows
(Unaudited)
(Millions)

	Three Months Ended
	March 31,
	2009	2008

Operating activities:
Net income (loss)	$ (47)	$ 9
Adjustments to reconcile net income (loss)
to net cash provided (used) by operating activities -
Depreciation and amortization of other intangibles	52	55
Stock-based compensation	2	3
Deferred income taxes	1	(5)
Loss on sale of assets	2	2
Changes in components of working capital-
(Inc.)/dec. in receivables	(54)	(87)
(Inc.)/dec. in inventories	34	(43)
(Inc.)/dec. in prepayments and other current assets	(1)	(17)
Inc./(dec.) in payables	(74)	23
Inc./(dec.) in taxes accrued	(3)	(1)
Inc./(dec.) in interest accrued	10	9
Inc./(dec.) in other current liabilities	(3)	(11)
Changes in long-term assets	2	(5)
Changes in long-term liabilities	(5)	3
Other	3	1
Net cash used by operating activities	(81)	(64)

Investing activities:
Proceeds from sale of assets	2	1
Cash payments for plant, property & equipment	(36)	(63)
Cash payments for software-related intangibles	(2)	(5)
Acquisition of business, net of cash acquired	1	-
Net cash used by investing activities	(35)	(67)

Financing activities:
Issuance of common shares	-	1
Issuance of long-term debt	2	-
Debt issuance costs on long-term debt	(8)	-
Retirement of long-term debt	(1)	(3)
Net inc./(dec.) in bank overdrafts	(13)	(3)
Net inc./(dec.) in revolver borrowings and short-term debt excluding current
maturities on long-term debt	137	91
Distribution to noncontrolling interest partners	-	(2)
Net cash provided by financing activities	117	84

Effect of foreign exchange rate changes on cash and
cash equivalents	(14)	20

Decrease in cash and cash equivalents	(13)	(27)
Cash and cash equivalents, January 1	126	188
Cash and cash equivalents, March 31	$ 113	$ 161

Cash paid during the period for interest	$ 22	$ 22
Cash paid during the period for income taxes (net of refunds)	4	12

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property, and equipment	$ 17	$ 29

			ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA INCLUDING NONCONTROLLING INTERESTS (2)
Unaudited

	Q1 2009
	North	Europe	Asia
	America	& SA	Pacific	Total
Net loss attributable to Tenneco Inc.				$ (49)

Net income attributable to noncontrolling interests				2

Net loss				(47)

Income tax expense				3

Interest expense (net of interest capitalized)				31

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	$ 4	$ (17)	$ -	(13)

Depreciation and amortization of other intangibles	28	20	4	52

Total EBITDA including noncontrolling interests(2)	$ 32	$ 3	$ 4	$ 39

	Q1 2008
	North	Europe	Asia
	America	& SA	Pacific	Total
Net income attributable to Tenneco Inc.				$ 6

Net income attributable to noncontrolling interests				3

Net income				9

Income tax expense				5

Interest expense (net of interest capitalized)				25

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	$ 9	$ 25	$ 5	39

Depreciation and amortization of other intangibles	26	24	5	55

Total EBITDA including noncontrolling interests(2)	$ 35	$ 49	$ 10	$ 94

(1) Generally Accepted Accounting Principles

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization. EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes. Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited

	Q1 2009				Q1 2008
	EBITDA (3)	EBIT	Net loss attributable to Tenneco Inc.	Per Share	EBITDA (3)	EBIT	Net income attributable to Tenneco Inc.	Per Share
Earnings Measures	$ 39	$ (13)	$ (49)	$ (1.05)	$ 94	$ 39	$ 6	$ 0.13

Adjustments (reflect non-GAAP measures):
Restructuring and restructuring related expenses	2	3	2	0.05	4	4	3	0.06
Net tax adjustments (4)	-	-	18	0.39	-	-	1	0.01

Non-GAAP earnings measures	$ 41	$ (10)	$ (29)	$ (0.61)	$ 98	$ 43	$ 10	$ 0.20

Q1 2009
					North	Europe	Asia
					America	& SA	Pacific	Total
EBIT					$ 4	$ (17)	$ -	$ (13)
Restructuring and restructuring related expenses					2	1	-	3

Adjusted EBIT					$ 6	$ (16)	$ -	$ (10)

Q1 2008
					North	Europe	Asia
					America	& SA	Pacific	Total
EBIT					$ 9	25	$ 5	$ 39
Restructuring and restructuring related expenses					1	3	-	4

Adjusted EBIT					$ 10	$ 28	$ 5	$ 43

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first quarters of 2009 and 2008 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization. EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes. Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Non-cash tax charges primarily related to the impact of not benefiting tax losses in the U.S. and certain foreign jurisdictions.

				ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES (1)
Unaudited

	Q1 2009
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 86	$ (4)	$ 90	$ -	$ 90
Exhaust	247	(2)	249	114	135
Total North America Original Equipment	333	(6)	339	114	225

North America Aftermarket
Ride Control	99	(2)	101	-	101
Exhaust	37	(1)	38	-	38
Total North America Aftermarket	136	(3)	139	-	139

Total North America	469	(9)	478	114	364

Europe Original Equipment
Ride Control	91	(21)	112	-	112
Exhaust	187	(93)	280	69	211
Total Europe Original Equipment	278	(114)	392	69	323

Europe Aftermarket
Ride Control	31	(8)	39	-	39
Exhaust	29	(7)	36	-	36
Total Europe Aftermarket	60	(15)	75	-	75

South America & India	68	(22)	90	10	80

Total Europe, South America & India	406	(151)	557	79	478

Asia	67	1	66	18	48

Australia	25	(16)	41	3	38

Total Asia Pacific	92	(15)	107	21	86

Total Tenneco Inc.	$ 967	$ (175)	$ 1,142	$ 214	$ 928

	Q1 2008
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 112	$ -	$ 112	$ -	$ 112
Exhaust	438	-	438	217	221
Total North America Original Equipment	550	-	550	217	333

North America Aftermarket
Ride Control	98	-	98	-	98
Exhaust	35	-	35	-	35
Total North America Aftermarket	133	-	133	-	133

Total North America	683	-	683	217	466

Europe Original Equipment
Ride Control	129	-	129	-	129
Exhaust	426	-	426	155	271
Total Europe Original Equipment	555	-	555	155	400

Europe Aftermarket
Ride Control	47	-	47	-	47
Exhaust	40	-	40	-	40
Total Europe Aftermarket	87	-	87	-	87

South America & India	94	-	94	14	80

Total Europe, South America & India	736	-	736	169	567

Asia	90	-	90	28	62

Australia	51	-	51	7	44

Total Asia Pacific	141	-	141	35	106

Total Tenneco Inc.	$ 1,560	$ -	$ 1,560	$ 421	$ 1,139

(1) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

CONTACT:
Tenneco Inc.
Jane Ostrander
Investor Inquiries
847 482-5607
jostrander@tenneco.com
or
Jim Spangler
Media Inquiries
847 482-5810
jspangler@tenneco.com